Exhibit 99.1

C O R P O R A T E    P A R T I C I P A N T S

Jeff Rachor

Sonic Automotive, Inc. - President and COO

Greg Young

Sonic Automotive, Inc. - CAO, Principal Accounting Officer and VP

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Scott Stember

Sidoti & Co. - Analyst

Kelly Sodery (ph)

Calyon Securities - Analyst

Rick Nelson

Stephens - Analyst

Jerry Marks

Auto Retail Stocks.com - Analyst

P R E S E N T A T I O N

Operator

Good morning and welcome to the Sonic Automotive fourth quarter earnings conference call.

[OPERATOR INSTRUCTIONS].

At this time, I would like to refer to the safe harbor statement under the Private Securities Litigation Reform Act of 1995. During this conference call, management may discuss financial projections, information or expectations about the Company’s products or markets or otherwise make statements about the future. Such statements are forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Thank you.

I would now like to introduce Mr. Jeff Rachor, President and Chief Operating Officer of Sonic Automotive. Mr. Rachor, you may begin your conference.

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Good morning, ladies and gentlemen. Welcome to Sonic Automotive’s fourth quarter 2005 conference call. Joining me on the call today are the Company’s Vice Chairman and Chief Strategic Officer, Mr. Scott Smith, and our Chief Accounting Officer, Mr. Greg Young.

Today, I will review the fourth quarter and full-year results, update you on acquisitions and discuss the outlook for 2006. But before I get into the numbers, I would like to formally confirm that Mr. David P. Cosper has accepted the position of Executive Vice President and Chief Financial Officer. Dave comes to us from Ford Motor Credit where he served as Vice Chairman and Chief Financial Officer presiding over a $150 billion balance sheet. Dave will start next week and we believe that his operational, financial management, and capital markets expertise, combined with his extensive knowledge of the retail automotive business, make him a perfect fit for Sonic Automotive. Dave and I look forward to seeing many of you in the coming weeks on the investor conference circuit.

Now, let’s review the fourth quarter and full-year 2005. We are very pleased with our performance as fourth quarter earnings per share from continuing operations were $0.58, compared to $0.45 a year ago, an increase of $0.13 or 28.9%. Losses from discontinued operations for the quarter was a negative $0.10 flat compared to a year ago. Net earnings per share for the quarter was $0.48, up $0.13 or 37.1% from last year.

Full-year 2005 earnings per share from continuing operations were $2.33 compared to $2.16 last year, an increase of $0.17 or 7.9%. Losses from discontinued operations for the year were a negative $0.21 down $0.5 from last year. Net earnings per share for the year was $2.12, up $0.12 or 6% from a year ago. Full-year 2005 and fourth quarter 2005 financial tables can be found on our website at www.sonicautomotive.com.

For the quarter, revenue was $2 billion, an increase of 6.4%, while total gross profit was up 9.1% to $307 million. Gross margin for the quarter was 15.7%, up from 15.3% last year.

Total new vehicle margin was 7.5%, flat with last year and new vehicle retail margins were also flat at 7.7%. Used vehicle retail margins were up 60 basis points to 10.4%.

Total fixed operations margin was 49.8%, up 140 basis points from 48.4% last year. For the year, revenue was 7.9 billion, an increase of 9.9%. While total gross profit was also up 9.9% to 1.2 billion. Gross margin for the year was 5.4% flat with last year.

Total new vehicle margin was 7.2% down 10 basis points from last year and new vehicle retail margins were 7.5% down from 7.6% a year ago. Used vehicle retail margins were up 20 basis points to 10.6%. Total fixed operations margin was 49.2%, up from 48.7% last year.

For the quarter SG&A expenses as a percentage of gross were 76.3% and 75 - excuse me, 77.5% for the full-year 2005 outperforming our previously communicated targets. Compared to last year, floor plan interest expense for the quarter increased $4 million. And $14.3 million for the full-year. The increase was due to higher interest rates offset by lower inventory levels.

During the quarter, other interest expense increased $900,000 compared to last year. For the full-year, other interest expense increased $4 million. The effect of higher interest rates was partially offset by a lower balance on our revolving credit facility. Further solidifying our capital structure earlier today, we announced that we have closed on a new $1.2 billion, four-year revolving syndicated credit facility with 14 financial institutions.

This new credit facility replaces our existing $550 million revolving credit facility and a portion of our existing floor plan financing arrangements. Under the terms of the agreement, up to $700 million of the syndicated credit facility is available for new vehicle inventory floor plan financing, up to $150 million is available for used vehicle floor plan financing and up to $350 million is available for working capital and general corporate purposes.

During the quarter, we spent approximately $600,000 on share repurchases. Year-to-date, we have expended approximately $5.6 million on share repurchases leaving $27.3 million currently available under our existing share repurchase authorization.

Our debt-to-cap ratio, net of cash, was 46% at year end. This includes the impact of an acquisition completed in mid-December when adjusting for this transaction, debt to capital declines to 44.7%. In addition, we continue to meet all covenants under our revolving credit agreement.

In the quarter, gross capital expenditures were $32.4 million and year-to-date expenditures were $81.6 million. We anticipate that $33.9 million of the year-to-date CapEx will be recaptured through sale lease-back transactions.

Now, I will review the fourth quarter and year-to-date same-store results. Total same-store revenue was up 1.5% in the quarter and up 4.7% for the full-year. For the quarter, new vehicle revenue was up .06%. Volume declines in our domestic brands were more than offset by increases in our import brands and our overall new retail volume performance was much better than the industry decline of 6.9%. Year-to-date retail volume also outpaced the industry.

Same-store used vehicle revenue was up 3.1% for the quarter. For the year, used vehicle retail revenue improved 3.9%.

In the fourth quarter, total same-store fixed operations revenue was up 2.1% for the quarter. Declines in warranty and parts wholesale revenue offset the strong customer pay revenue increased of 8.4%.

Our luxury import and non-luxury import brands experienced fixed operations revenue increases of 8% and 7.9% respectively for the quarter. Year-to-date parts and service revenue experienced 3.4% increase. Overall, fixed absorption was 85.3% for the quarter. Fixed absorption at our luxury brands was 94.5%.

At the close of the year, new vehicle days supply was at 46 days. Well-below the industry average of 63 days supply. Used vehicle day supply was managed consistently and ended the quarter at 40 days.

Our strongest regional platforms during the quarter were Washington, D.C.; Oklahoma, Northern California, and Houston, Texas. Our Michigan, Ohio, and Colorado platforms underperformed. Florida posted weaker results versus last year due to difficult comps.

In terms of continuing operations revenue, our top brands for the fourth quarter were General Motors, including Cadillac, 20.1%, BMW, 17.1%. Toyota, including Lexus, 16.4%; Honda, including Acura, 13.9%; and Ford, 7.9%.

Our strategy, a portfolio enrichment, is driving an improved brand mix. Import brands comprised 69.1% of total revenues this year, compared with 64.1% last year.

Luxury import brands made up 41.5% of total revenues this year compared to 36.2% last year. Including Cadillac, the American premium brand, our total luxury portfolio comprised 51.6% of total revenue for the quarter. An increase of 240 basis points.

Late in the fourth quarter, we closed on a Mercedes Benz dealership in Northern California. Additionally, in January, we closed on two large import dealerships in the Washington, D.C., area. The annual revenues of these three dealerships are $280 million. These transactions exemplify our portfolio enrichment strategy and disciplined acquisition criteria.

We have been pleased with the smooth integration of these dealerships as they have adopted our standard processes. The early results of this revised strategic approach are compelling. And we will continue to rotate our revenue mix to leverage operating efficiencies and maximize return to shareholders through targeted acquisitions and divestures.

In addition, we believe operating performance will continue to improve as management infrastructure, standardized best practice base processes and technology mature. Accordingly, the 2006 outlook for Sonic Automotive is positive.

Our increased full-year 2006 earnings guidance of $2.40 to $2.50 per share considers the following assumptions: Same-store new vehicle growth of to 2 to 3%. 400 million to 700 million of acquisitions, a SAR of 16.5 to 16.8 units and a full-year share count of 46,700,000 shares.

I do want to pause to discuss the material impact of the increasing interest rate environment we have experienced over the last 18 months. In 2005, rates increased 200 basis points. Another quarter point increase already in ‘06 with forecasts calling for more. These increases have created enormous headwinds for the industry and our company. As you consider our guidance, please consider the full-year impact of this reality.

In summary, the improved performance of the fourth quarter and the full-year 2005 validates the strategic shift we made 18 months ago to an operating company that acquires. Our strong results confirm that promises made in early 2005 are now promises kept. Consistency that separates us from turnaround status.

We said we would moderate growth to focus on operations and we did.

We said we would reduce SG&A and we did.

We said we would enrich our portfolio with a disciplined acquisition strategy, improving our brand mix and we did.

We said we would reduce leverage and we did.

We said we would stabilize, upgrade and develop our management ranks and we did.

We said we would accelerate our path to standardized process implementation, and we did. And finally, we said 2005 would be a second-half story for Sonic Automotive and it was.

Despite these meaningful milestones of progress, we acknowledge that the market will remain competitive in 2006, but we believe that we will build on our momentum from the second half of 2005. The economic outlook is positive and analysts call for a stable SAR meaning another strong industry backdrop.

And while we can not control external forces such as interest rates, energy prices, or consumer confidence, our management team will continue to execute on what is now a proven strategy and the underlying tactical priorities.

Number one, growing the high margin fixed operations business by adding capacity and maintaining the highest standards of customer satisfaction.

Number two, focusing on best-in-breed used-car processes.

Number three, further reducing SG&A through increased efficiency and productivity.

Number four, the passionate training and development of our talented associates.

Number five, continued standardization of processes. The DMS conversion, back office consolidation, national payrolls consolidation, showroom technology. Inventory management technology to name a few.

Number six, repositioning our brand mix and optimizing dealership operating margins through our portfolio enrichment strategy.

And number seven, reducing leverage.

Dividends will remain unchanged at $0.12 a share payable on April 15, 2006 for shareholders of record as of March 15, 2006.

Before closing, I just want to take a moment to acknowledge the support of our manufacture partners. They continue to introduce exciting, high-quality products offering great value to consumers and we appreciate the sincere cooperation we shared in 2005.

Finally, I never want to miss an opportunity to thank the dedicated associates at Sonic Automotive. Their teamwork was the catalyst for the strong results we are reporting today and their commitment to taking the high road is a source of pride for the entire Sonic organization. At this time, we welcome your questions.

Operator

[Operator Instructions] Your first question is from Scott Stember from Sidoti & Co.

Scott Stember - Sidoti & Co. - Analyst

Good morning.

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Good morning, Scott.

Scott Stember - Sidoti & Co. - Analyst

Can you talk about SUV sales, truck sales and evaluation issues, if any, that you experienced in the quarter?

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Well, the entire industry is seeing more of a shift from truck to car. In our organization for the quarter, that shift represented a rotation of about 4% of our total sales and it’s very similar for the full-year.

In terms of large SUVs, we did see a significant same-store decline of roughly 40% and, obviously, that is heavily concentrated in our domestic dealerships. In fact, almost 100% of that shortfall is in our domestic brand portfolio.

Obviously, that does carry over and we’re seeing some valuation pressure in the used vehicle arena, but the market adjusted for that months ago, in my view. And we’re very excited about the large SUV product introductions, particularly by General Motors and some of the other domestic manufacturers that are underway now and will continue throughout the year. And we believe that we’re going see some lift as a result of that new product.

Scott Stember - Sidoti & Co. - Analyst

Can you just give what the percentage of total SUV and truck was versus last year?

Jeff Rachor - Sonic Automotive, Inc. - President and COO

In terms of total truck versus car for the quarter, we were 57.6% car versus 42.4% truck. Again, that is about a 4% shift.

In terms of total SUV sales, I would have to get back to you at that number. But it’s — looks like it’s about 9% of the total of our truck sales. I’m sorry, it’s about 9% of our total truck mix.

Scott Stember - Sidoti & Co. - Analyst

Okay. And just moving on to some of the successful cost mitigation factors you have worked into. Can you just maybe talk a little bit about some of the success you have had this year and where do you see further leverage that you can gain going into ‘06?

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Sure, well, we had success this year with a number of our ongoing initiatives. First, again, we were able to manage our advertising and marketing very consistently throughout the year. We were also able to get some leverage on our variable compensation costs. And we look for the further SG&A reduction opportunities to manifest themselves as efficiencies and increases in productivity.

We believe that as we go forward through our emphasis on best practice base processes, continued focus on training and development and the further leverage of technology that we ought to be able to take more costs out of the personnel bucket as we go forward and increase productivity with our associates.

In addition, we are also expecting to get some efficiencies from the DMS conversion, we’re about 60% of the way through that DMS Conversion. We expect to have that done in the first quarter of ‘07, and right now, we’re in the stage where we’re investing in that conversion and we expect to see benefits that will further enable us to lower SG&A as you look out into ‘07 and ‘08.

Scott Stember - Sidoti & Co. - Analyst

Okay, and on the F&I side, I don’t know if you gave a per-unit number, can you talk about what that was and talk about any traction, if any, left that you see for ‘06?

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Yes. We had a nice increase during the quarter of about $44 per retail. We ended the quarter at $948 per retail and I’m very pleased that that was driven by product sales. Almost none of that increase was the result of increased reserve retention. It was all driven in product sales and it’s really the result of our focus on best practice-based training out in the field.

I think last quarter I highlighted that I thought that some of the short-term moderation and our F&I performance was temporary, and you can see that we bounce back nicely in the fourth quarter and we expect to be able to maintain that going forward.

Scott Stember - Sidoti & Co. - Analyst

Okay, and last question on the parts and service side. Can you just touch base on what your plans are with regards to expansion and the number of service bays and so forth?

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Sure. We’re going to add a significant number of bays this year. We’ve got total stall count company wide of 3,987 stalls today. We looked to add a couple of hundred stalls this year.

It’s important to highlight that we added a number of stalls in ‘05 and as I just acknowledged, we’ll add additional capacity in ‘06 that that CapEx investment is largely in our luxury and tier 1 import stores where we have much higher utilization and much higher demand and enjoy higher margins as well.

Scott Stember - Sidoti & Co. - Analyst

That’s all I have. Thank you.

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Thank you, Scott.

Operator

Your next question is from Kelly [Sodery] of Calyon Securities.

Kelly Sodery - Calyon Securities - Analyst

Hi, thanks for taking my question. Giving that 2005 delivering was somewhat modest are you still targeting a mid-’06 debt to capital ratio of 40%?

Jeff Rachor - Sonic Automotive, Inc. - President and COO

We’ve communicated that our long term target is 40%. We think we are on track for that and obviously that number could move around a little bit based on the timing of the targeted acquisitions that we’ll execute this year. But we remain committed to the 40% target over the longer-term.

Kelly Sodery - Calyon Securities - Analyst

Okay, great. Thanks. And then with your used car strategy, are you still taking the barbell approach where you’re focusing on the certified pre-owned on one side and than on the subprime on the other?

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Yes, we are. Again, we enjoyed a record quarter with over 36% of our used car sales coming from certified pre-owned programs and the lower end of the barbell as you call it, was also up significantly. It was about 22% of our total used vehicle mix.

We’re going to continue to focus on that lower costs of sales segment and also leverage the manufacture sponsored certified pre-owned programs where we win three times. First, by reconditioning those cars at retail in our shops, by realizing higher gross margin on the retail transaction and, most importantly, by creating that annuity and marrying that customer to our service department as a result of the extended manufacture warranty.

Kelly Sodery - Calyon Securities - Analyst

Great, well, congratulations on the results.

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Thank you, ma’am.

Kelly Sodery - Calyon Securities - Analyst

Thanks a lot.

Operator

Your next question is from Rick Nelson of Stephens.

Rick Nelson - Stephens - Analyst

Thank you, good morning, Jeff.

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Good morning, Rick.

Rick Nelson - Stephens - Analyst

Question on the acquisition front. You have made three recent acquisitions and it looks like the pace is picking up a bit. Can you comment on pricing?

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Yes, Rick. I know you stay very, very close to the pricing environment out there. We are seeing slightly higher valuations for the higher quality assets and, obviously, that’s the part of the market that we are targeting. I’m referring to luxury imports and tier 1 Asian imports.

Overall, you know, pricing is still in kind of the, you know, three times on the low-end to six times on the high-end and most of the high-quality assets that would fit our sweet spot would be in that 4 to 6 times valuation range. But we believe those are the brands that are taking share and that are going to enjoy the most growth and the years ahead and so what looks like a high multiple today quickly is overcome through improved performance and growth as you look ahead to the opportunity that those franchises have.

And I would just want to highlight for everybody’s benefit that we are not accelerating our acquisition pace, that I believe the acquisition targets we have communicated are consistent with the targets that we have communicated in the past. If you go back to our original revised strategy, we articulated we did not want to grow faster than at 10% of revenue per year.

Last year in the calendar year, you know, we did less than $500 million and, again, today, we communicated a target, you know, mid-range that is very similar to that so please don’t misinterpret our release as a commitment to accelerate acquisition pace. We’re going to be opportunistic but we’re also going to be very disciplined.

Greg Young - Sonic Automotive, Inc. - CAO, Principal Accounting Officer and VP

Rick, this is Greg. I would just also add on that. As we look at our acquisition pace in the past, we don’t think it was the amount of annual revenues versus the number of stores that actually increased our integration risk. And with a $400 to $700 million in annual revenues, with the size of the stores that we’re looking at to acquire now, that is significantly less, or fewer dealerships that we’re looking to acquire. That could easily be accomplished in about four or five dealerships, we believe. So, significantly less integration risk as opposed to the older model.

Rick Nelson - Stephens - Analyst

Are you bumping up against any of the other public companies as you look at these acquisitions?

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Rick, it’s very, very rare. Only in the rarest of circumstance do we ever bump heads with another consolidator. There is still such a fragmented industry out there and such a target-rich environment of acquisition candidates and when you think about Greg just communicating that we’re looking at 4 to 6 deals this year, there is plenty of opportunities out there for all of us to achieve our growth targets.

Rick Nelson - Stephens - Analyst

Okay. Great. Thank you very much.

Operator

[OPERATOR INSTRUCTIONS]

The next question is from Jerry Marks of Auto Retail Stocks.com.

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Good morning, Jerry.

Jerry Marks - Auto Retail Stocks.com - Analyst

I guess I was the one who mixed up that you were accelerating your growth plans. Jeff, just a few questions. First of all, did I hear you right that your guidance is 2 to 3% new vehicle same-stores sales growth and an industry saw rate of 16.5 to 16.8 million? If that’s right, wouldn’t that suggest a market share gain and if so, where are you seeing those market share gains coming from?

Jeff Rachor - Sonic Automotive, Inc. - President and COO

We do expect to continue to slightly outpace the market. We think that, again, our portfolio brands favors our new vehicle growth. If you look at the kind of growth that the luxury import brands and particularly the Asian brands have communicated publicly, they’re much higher than the overall SAR projections and, obviously, with almost 70% of our portfolio now concentrated in import, we’re overweighted to those brands that are going to take share.

Jerry Marks - Auto Retail Stocks.com - Analyst

Okay, but just to clarify that, that 2 to 3% same-store sales growth you said, that was specifically to the new vehicle sales or was that overall corporate average?

Greg Young - Sonic Automotive, Inc. - CAO, Principal Accounting Officer and VP

That was just new vehicles, Jerry.

Jerry Marks - Auto Retail Stocks.com - Analyst

Okay, do you have a corporate target?

Greg Young - Sonic Automotive, Inc. - CAO, Principal Accounting Officer and VP

Overall, corporately it’s going to be consistent in the same range, probably 2 to 4%, maybe we’ll get a little bit better growth in the fixed operations business.

Jerry Marks - Auto Retail Stocks.com - Analyst

Okay. And Greg, your facility rent went up about 17.7% in ‘05. Is there ties to increase interest rates there or some step-ups, why did it seem to jump up so much in ‘05?

Greg Young - Sonic Automotive, Inc. - CAO, Principal Accounting Officer and VP

A combination of several factors, Jerry, one is variable-rate leases which are tied to the interest rate environment, which is somewhat beyond our control. And secondly, as you mentioned, some of the normal CPI and other rent adjustments that you experience from time to time. And in just as we do new facility improvements relative primarily to the fixed operations side of the business again, expanding that capacity, we’re seeing the result of some of that higher rent currently where we will see the benefit of greater business coming in the future hopefully from those investments.

Jerry Marks - Auto Retail Stocks.com - Analyst

Okay and just to follow up, I mean, you guys obviously are still communicating that is your 10% annualized revenue acquisition target. I apologize for making that up.

Greg Young - Sonic Automotive, Inc. - CAO, Principal Accounting Officer and VP

Was that maximum, Jerry?

Jerry Marks - Auto Retail Stocks.com - Analyst

That’s maximum. Right. Can you talk a little bit about your divestiture strategy. I noticed that your loss from discontinued opposites kind of moved up from $10 million, $11 million last year to about $13.4 million. Is it that you have more in that bucket that are losing money or is it that you’re selling off more and recording one-time losses in that number and kind of what is your strategy going forward with your divestitures?

Greg Young - Sonic Automotive, Inc. - CAO, Principal Accounting Officer and VP

I think what you’re seeing in the discontinued line, Jerry is consistent with our strategy of re-evaluating our portfolio from time to time and, and divesting ourselves of primarily smaller, underperforming stores. I think that what you see reflected in those numbers is the under-performance of those stores at the operating line as opposed to significant losses on the sales of those franchises.

We still continue to generate a fair amount of blue sky when we sell these dealerships, net-net, the disposition program is positive cash flow-wise, so I think you’re seeing exactly what we communicated, which these are the underperforming stores.

Jeff Rachor - Sonic Automotive, Inc. - President and COO

That’s, the profile of these stores again, Jerry, they’re smaller stores where it’s difficult to attract high-caliber management that were acquired during our high growth days. They’re also moderate brands or deteriorating brands and so those brands are largely struggling in the marketplace. And as you wind down those operations, sometimes you see additional pressures on performance as word gets out that they’re for sale, et cetera, so forth.

Jerry Marks - Auto Retail Stocks.com - Analyst

Yes.

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Having said that, obviously, we’re committed to a portfolio-enrichment strategy. We think that those targeted divestitures are great for shareholders because as Greg just noted, we are able to realize meaningful proceeds and then we can redeploy that capital and invest in higher margin revenue and in dealerships with higher through-put per outlet, higher fixed absorption, lower day supply, lower associate turnover that really cater to Sonic’s sweet spot in terms of our proven operating prowess.

Jerry Marks - Auto Retail Stocks.com - Analyst

Okay. And just to make sure I understand, the criteria then for those doors that fall into the bucket, is it just simply the bottom kind of 10% performing stores, is it the —.

Jeff Rachor - Sonic Automotive, Inc. - President and COO

There’s a number of filters that we look at, Jerry.

Jerry Marks - Auto Retail Stocks.com - Analyst

Okay.

Jeff Rachor - Sonic Automotive, Inc. - President and COO

A big one is through-put per outlet or revenue. We have determined that small stores just don’t work in the Sonic model and largely in the public company model, so a lot of these stores have $30 million or less in revenue.

Again, brand is one of our big filters as we target the brands that we believe are going to continue to take market share and that really complement Sonic’s operating model. We also consider things like excessive CapEx and geography. It doesn’t make sense for us to own a couple of rooftops in an isolated market where we can’t provide them and support them with adequate infrastructure, oversight and resources. So those are the real filters that we use and finally, the just the actual operating performance.

We don’t knee-jerk react. If the store has a bad quarter even a bad year, we believe it’s a good asset and it’s management issue and then we’re going to commit to improving those operations. But when we see a trend of prolonged performance and it’s a turnaround that never turned around, then we’re going to face reality and divest and then reinvest again the management capital and the financial capital in higher return assets for our shareholders.

Jerry Marks - Auto Retail Stocks.com - Analyst

I see. Okay, thanks, Jeff. Thanks, Greg.

Jeff Rachor - Sonic Automotive, Inc. - President and COO

Thanks, Jerry.

Operator

At this time, there are no further questions. Mr. Rachor, are there any closing remarks.

Jeff Rachor - Sonic Automotive, Inc. - President and COO

No. I just want to thank everybody for your interest today.

Greg Young - Sonic Automotive, Inc. - CAO, Principal Accounting Officer and VP

Thank you.

Operator

This concludes today’s conference call.

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